UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PRESS RELEASE

FOR IMMEDIATE RELEASE:         April 25, 2013

EGAN-JONES RECOMMENDS SHAREHOLDERS VOTE FOR ALL STILLWATER BOARD

NOMINEES ON WHITE PROXY CARD

BILLINGS, MONTANA – Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) (“Stillwater” or the “Company”) today announced that independent proxy advisory firm Egan-Jones Proxy Services (“Egan-Jones”), recommends that shareholders vote for all of Stillwater’s Board nominees on the WHITE proxy card at the Company’s 2013 Annual Shareholders Meeting, which will be held on May 2, 2013. Egan-Jones provides proxy voting advisory services to institutions and other professional investors.

Frank McAllister, Stillwater’s Chairman and Chief Executive Officer, said, “We are pleased with Egan-Jones’ recommendation. As evidenced by our strong operating performance and cost management in the first quarter of 2013, Stillwater is well positioned to create long-term value for our shareholders. This is particularly important given the negative impact of the current environment on other commodity classes and their respective mining companies. With stable production, funded growth and flexibility, Stillwater is committed to maximizing its exposure to the PGM price, palladium in particular. Our current Board has the right combination of skills, experience and expertise to oversee the continued execution of our strategic plan and we urge shareholders to support the Company’s nominees and vote the white proxy today.”

In making its recommendation, Egan-Jones notes the following:

“We believe that support for voting the management ballot is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders. In arriving at the conclusion, we have considered the following factors:

1.	Our belief that the case made by the dissidents for how it is that, if elected, they would achieve better financial results than the current board, is unpersuasive.

2.	We are not convinced that election of the dissidents’ nominees to the board of directors would work to the benefit of shareholders.

3.	We also note that it is our opinion that, as a group, the dissidents lack skills and experience relevant to the Company and its business, and therefore suffer by comparison with the members of the current board and nominees.

There is a single slate, the nominee appears qualified and we recommend that clients vote “FOR” the Board’s nominees for reasons stated above.

We also note the presence of the key Board committees namely the Audit, Compensation and Corporate Governance/Nomination Committees comprised solely of independent outside directors. Moreover, each director attended at least 95% of all the meetings of the board and of the committees during the previous fiscal year.”

We believe that the Company’s compensation policies and procedures are centered on a competitive pay-for-performance culture, strongly aligned with the long-term interest of its shareholders and necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value.

All shareholders of record as of March 6, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting on May 2, 2013. Stillwater encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card. For more information about Stillwater’s 2013 Annual Shareholders Meeting, please visit www.supportstillwater.com.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS

Mike Beckstead

(406) 373-8971

Or

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

2